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                              NONCOMPETE AGREEMENT

     This Noncompete Agreement is entered into as of this 17th day of June, 2002, by and between Linn H. Bealke (the "Executive") and Marshall & Ilsley Corporation ("M&I").

                                    Recitals

     The Executive entered into a letter agreement dated June 17, 2002 (the "Letter Agreement") with M&I Marshall & Ilsley Bank or an affiliate thereof (the "Bank") governing his employment with the Bank, a wholly-owned subsidiary of M&I. Such Letter Agreement will be null and void and of no further effect if the merger between Mississippi Valley Bancshares, Inc. ("MVB") and M&I (the "Merger") does not occur. In connection with the Merger, the Executive's stock in MVB will be converted into cash, M&I common stock or a combination thereof, at his election. A condition of the effectiveness of the Letter Agreement is that Executive execute this Noncompete Agreement in order to protect (i) the confidential and competitively-valuable information Executive has obtained in his many years of employment with MVB and its affiliates, (ii) the customer and other business relationships he has cultivated during that period on behalf of MVB, and (iii) the goodwill of the business he has helped to develop.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Confidentiality, Non-Solicitation and Non-Competition Provisions. In consideration for continued employment and the opportunity to continue to develop, preserve and enhance customer goodwill and relationships, Executive agrees to act in accordance with each of the following provisions, which Executive acknowledges to be severable and independent of one another. MVB, M&I and their Affiliates are hereinafter jointly referred to as the "Company." "Affiliates" shall mean any corporation, partnership, limited liability company or other business entity which, directly or indirectly through one or more intermediaries, are controlled by M&I or MVB. The term "control" means the power, directly or indirectly, to vote 50% or more of the securities which have ordinary voting power in the election of directors (or individuals filling any analogous positions).

          (a) Confidentiality. Executive agrees that he will not, directly or indirectly, use or disclose any Confidential Information of the Company except for use in connection with his duties for the Company. For purposes of this Agreement, "Confidential Information" is defined as all non-Trade Secret information possessed by the Executive about the Company and its business activities, which (i) is not generally known (other than as a result of disclosure by him in violation of this paragraph (a) and is used or is useful in the conduct of the business of the Company, (ii) confers or tends to confer a competitive advantage over one who does not possess the information, or (iii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by, proper means by other persons who can obtain

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     economic value from its disclosure or use. "Trade Secret" has the meaning assigned in the Missouri Uniform Trade Secrets Act. Nothing in this restriction shall be deemed to limit Executive's obligations to treat Trade Secrets of the Company in the manner contemplated by the Missouri Uniform Trade Secrets Act, and Executive agrees to take all reasonable steps to protect such Trade Secrets in accordance with applicable law. If Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, Executive will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, Executive may furnish that portion (and only that portion) of the Confidential Information that he is legally compelled or are otherwise required to disclose.

          (b) Return of Company Property. Executive agrees that all memoranda, notes, records, papers, financial models, programs, flow charts, work papers, source codes, computer codes, designs, software, data and other documents and all copies thereof relating to the operations or business of the Company, some of which may have been prepared by him, and all objects associated therewith in any way obtained by him in connection with the performance of his duties hereunder shall be the exclusive property of the Company. Executive shall not, except for the Company's use, copy or duplicate any of the aforementioned, nor remove them from the Company's facilities, nor use any information concerning them, in each case, except for the Company's benefit, either during his employment or thereafter. Executive agrees that he will deliver the original and all copies of all of the aforementioned that may be in his possession to the Company on termination of his employment, or at any other time on the request of the Company.

          (c) Non-Solicitation of Customers. During his employment by the Company and for three years after the date of the termination of the Executive's employment with the Company (the "Termination Date"), Executive agrees not to solicit, entice or encourage any Customer of the Company so as to cause or attempt to cause such Customer not to do business with the Company, to materially diminish its business with the Company, or to purchase a material amount of products or services sold by the Company from any source other than the Company. For purposes of this paragraph, "Customer" shall mean any person or business (i) which purchased a material amount of products or services from the Company during the one (1) year period preceding the Termination Date and (ii) with whom Executive had contact on behalf of the Company during such one (1) year period, other than a general mailing sent to a broad-based group under Executive's signature.

          (d) Non-Solicitation of Employees. During his employment with the Company and for three years after the Termination Date, the Executive will not induce or attempt to induce any employee of the Company to terminate his/her employment with or reduce the hours he/she works for the Company, except in the normal course of

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     discharging his employment responsibilities. In addition, for three years following the Termination Date, Executive will not hire any managerial employees of the Company, except that Executive may hire Carol Dolenz.

          (e) General Non-Competition Provisions. During his employment with the Company and for three years after the Termination Date, Executive agrees not to directly or indirectly perform services of the type performed by Executive for the Company for any competitor of the Company and any affiliate of the Company with whom Executive worked and about whom Executive was given access to any confidential or competitively-valuable information, where the services Executive provides directly relate to or benefit any of the competitor's business activities within 100 miles of St. Louis, Missouri unless M&I has first consented in writing thereto. In addition, during his employment with the Company and for three years after the Termination Date, Executive agrees not to engage, directly or indirectly, in any business which is substantially similar to or competes with the business of the Company, either as a proprietor, partner, employee, agent, owner (or in the case of a publicly-traded company, a greater than five percent shareholder), partner, officer, director, independent contractor, or otherwise, within 100 miles of St. Louis, Missouri unless M&I has first consented in writing thereto.

          (f) Acknowledgements/Consequences of Breach. Executive acknowledges that irreparable and incalculable injury will result to the Company, its business or properties, in the event of a breach by Executive of any of the restrictions set forth in this Section 1. Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation or further violation of such restrictions by Executive.

          (g) Survival After Termination. Executive specifically agrees that this Section 1 shall survive the termination of this Agreement and the termination of Executive's employment with the Company.

          (h) Notice to Prospective Employers and the Company. Executive agrees to give written notice and a copy of this Agreement to any future prospective employer prior to accepting any such employment if the position will commence prior to the expiration of the three-year period after the Termination Date. Executive also agrees to give written notice to the Company of Executive's intention to accept a position with any future prospective employer if the position will commence prior to the expiration of the three-year period after the Termination Date. The latter notice shall include the name and address of the prospective employer, the position, duties and responsibilities of the position, and the name of Executive's new supervisor.

     2. Invalidity of Provisions. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement

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is adjudicated to be invalid or unenforceable because it is overbroad, the provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited; provided, however, that with respect to Section 1, which is of the essence of this Agreement, any such invalid or unenforceable provision shall be modified by the court in the manner most favorable to the Company, yet acceptable to the court, and enforced in accordance with said modification.

     3. General Provisions.

          (a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

          (b) Amendment. This Agreement may not be amended or modified except by written instrument executed by M&I and Executive.

          (c) Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to its principles of conflicts of laws.

          (d) No Waiver. No waiver by either party at any time of any breach of the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (e) No Merger. If the Merger does not occur, this Agreement will be null and void and of no further effect.

          (f) Counterparts. This Agreement may be executed in counterparts, both of which, when taken together, shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              MARSHALL & ILSLEY CORPORATION

                              By:    /s/ Dennis J. Kuester
                                     -------------------------------------------
                                     Dennis J. Kuester, Chief Executive Officer

                              EXECUTIVE

                              /s/ Linn H. Bealke
                              --------------------------------------------------
                              Linn H. Bealke

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